Exhibit 99.2

Company Name: Tidewater Inc. (TDW)

Event: Cowen & Company 5th Annual Ultimate Energy Conference

Date: December 2, 2015

<<John, Analyst, Cowen and Company, LLC>>

All right, good afternoon everyone. I’m up here to introduce, Joe Bennett, the Executive Vice President and Chief Investor Relations Officer for Tidewater. Joe has been with the company since 1990, where he started as Corporate Controller. So with that, I’ll hand it on over to Joe.

<<Joseph M. Bennett, Executive Vice President and Chief Investor Relations Officer >>

Thank you, John. I guess this title says it’s the Fifth Annual Conference, so this is my Fifth Annual Conference here with Cowen and a pleasure to be back. I compliment everybody in the room here. We know we’re the second to the last in a string of two days and rotten weather outside, and people ready to get back and enjoy the holiday, so we appreciate your interest in Tidewater. And I’ll make my way through this relatively quickly. I know this conference – well I haven’t heard anyone else’s presentation. I’m sure it’s been nothing but good news and you’ll hear a bit more from me today in regards to that.

So we keep our attorneys happy by always having our forward-looking disclaimer first off. But what I’ll do is go through a few slides here and talk about our strategy and our focus in what we all know is a very challenged market. And I changed this slide a little bit for this conference for the first time. I’ve used the bullets on here for the last several months because they haven’t changed much, but I’ve added some things. I talk about the results. It’s one thing to just talk about your strategy and your focus; it’s another to say, well, what have you accomplished of these, so I’ll touch on that and then touch more as I go through the full slide deck.

One, we will always talk about safety and efficiency and compliance first in every outside and inside presentation. We’ve done it for years and years. Some people think ad nauseam, but we will continue to focus on safe and compliant operations. What are the results so far? I just checked with our safety guy and our TRIR, total recordable incident rate, to date this fiscal year is 0.07, which doesn’t mean much to you, but I welcome you to ask anybody else in the broader industry what their TRIR is, this is per 200,000 man-hours, and see if they come anywhere close to 0.07. It is by far – thus far knock on wood – our lowest in Company history, so we are not taking the focus of safety or compliant operations off the ball in this tough challenging market.

We have a new fleet. A lot of people in the OSV space can say that these days. We’ve talked about this for the last fifteen years as we have replaced our entire fleet of older boats. You’ll see in a second we have two old active OSVs and they’ll probably be gone in the next few months. So we have a new fleet, we certainly the timing of which of building out our new fleet with an average age now of about eight years old, didn’t time it too well to finally get to the very tail end of it, which we are now and enter into this very difficult market. But we do have 222 active vessels as of September 30th in our fleet. I added this other note of taking special care of stacked vessels. You know, a common discipline in our marketplace, in these types of marketplaces, is stacking boats. That’s how we cut costs in our industry.

And I remember the last time, as John said, I’ve been with the company over 25 years, so I’ve seen a few ups and downs. And back in the old days, stacking 180 foot Gulf of Mexico supply boat, you tied it to the dock and you walked away and you did virtually nothing to it. Now, we have much bigger, more sophisticated equipment, DP equipment, electronics, etc., and it takes more, we believe, to stack vessels. We still and have been openly quoted in saying it costs us about $1,000 a day on average, depends on where you are, type of boat, et cetera. But what we’re not doing is just tying a boat up at the dock and walking away.

I think that will be very detrimental to the turnaround when it does come to then have to deal with maintenance issues that we don’t need to, so we’re spending a little bit more money this go-around maintaining the equipment. I don’t know what everyone else is doing, but that’s how we’re addressing our stacked fleet and we will continue to do so.

We will continue to tout our geographic diversity. No one is as diverse as we are throughout the world. You’ll see a map in a second.

We report four geo-segments of our business; each one of them had vessel operating profit. You see a lot of companies reporting losses and we’ve had our issues with that overall, but from a vessel operating profit, which is after field G&A, it’s after depreciation, so this isn’t a cash number. Each and every segment, geo-segment of our business, is still profitable.

Staying close to our customers, I don’t have anything to report in that other than we still have a very, very good client base. They are a tough client base. They are taking advantage of the leverage that they have as strong super majors and NOCs around the world to challenge us on day rate settings and so forth. But it’s more important now than ever to be close, understand what their true needs are, and help them accomplish – we need to have our customers be successful in order for us to be successful.

Probably the theme of this conference – prompt, proactive, cost-cutting initiatives, we’ve done our share, too. This is a never-ending scenario and strategy. We will continue to cut costs. As I compare this September quarter to last September quarter, we’re down about 15% on a headcount basis, around 1,200 individuals down. Vessel OpEx is down 25%, G&A is down 20% as compared to the September of 2014 quarter. There is more to come and we will adjust accordingly to the market as it takes us forward from this point.

Reducing CapEx has been a big topic for us. As I mentioned before, we’re right at the tail end of our CapEx program that has been consistent over the last ten to fifteen years. We have spent a lot of money rebuilding our fleet. We are now down to 9 boats left, but in the last two quarters, what we have done is reduce our vessel construction commitments by ten vessels. We actually canceled all of these. All ten of these were done where the shipyards, and there are two shipyards involved globally, were in default primarily for late delivery, so we didn’t do anything out of the ordinary. We followed the contract and it allowed us to renegotiate and either cancel, which we did three vessel construction contracts, and convert seven other ones to options.

And as the previous presenter talked about, this didn’t cost us anything. In fact, for the options we actually, one of the shipyards has other vessels still under construction and they gave us very nice discounts off the pricing of the remaining boats that they are still constructing. But by doing these ten boats by taking ten out of our capital commitment schedule, it provided for $76 million to be returned in refunds, progress payment refunds. We’ve collected $36 million of that $76 million to date. We still have $40 million to go, assuming that we don’t exercise the options and those options run out for about another year. Again in today’s market, I would probably guess that we would not exercise those options, so we would be due back another $40 million. And we took $145 million of future CapEx that was committed off the books. So big, big changes there. And again our vessel construction program was in a wind-down mode anyway, prior to this collapse.

Maintaining a solid balance sheet has been a strategy of ours for the whole time that I’ve been there, keeping a reasonable level of leverage and sufficient liquidity, and it certainly pays off during these times to handle uncertainties, to seize opportunities when presented. At September, just short of $90 million of cash on the balance sheet, a totally undrawn $600 million revolver, 37% on a net debt to net book cap basis and very minimal debt maturities until fiscal 2020, that’s when our revolving and term loan agreement expires in June of 2019. We’re a March fiscal year end, so that’s fiscal 2020. And you’ll see some more info on this in a second. And we think an experienced management team that has been through the ups and downs of this industry to lead the way through this.

So again, I have to show our snake slide. We’ll get a few chuckles from at least a few people that appreciate how far back this goes. But Dean Taylor, our prior CEO, developed this. It is used today and it has been used for ten years. Don’t let go of the head of the snake or a safety incident will occur, we use this throughout our organization and I use it with the investment community. We have stop work, not authorities but obligations for every single person in our Company that sees an unsafe operation and doesn’t have the authority – they do have the authority; they also have the obligation to stop that job, and the management team will take responsibility for any person that stops what they believe to the an unsafe job.

Our safety performance is 25% of our management incentive comp, so we all get compensated heavily on this. And, again, this is our TRIR over the years as compared to, not other boat companies, but Dow Chemical and Chevron and Exxon, people that profess having and do have good safety programs, and you can see everyone has improved over time. And, again, as you see on here, we’ve probably averaged about 0.15 or so TRIR. And as I said earlier we’re about half of that thus far this year. But if we let the snake go that can change right now. So we’ll keep an eye on that.

I will spend two slides talking about the macro view, I think, most of you already probably know this already but our business is largely run and is guided by working offshore rigs, both on the jackup side and on the floater side. It’s pretty clear here what has happened in the last year as working rig count, which had peaked about a year or so ago at 720 or so offshore working rigs, is now at 555, they’re down a 165 rigs. In the most broadest of terms, that equates every rig that works usually has about three boats to four boats working with it, so you can do some quick math and see what kind of impact we’ve had on demand in our industry. It’s many, many hundreds of boats whose demand has gone away.

There’s still 200 rigs under construction, but how many of those will be delivered at what point in time? How many will be moved out of the industry? A lot. So, we don’t know where, really, this offshore working rig count will go. We hope it starts stabilizing in this area and then builds its way back up. We need this to happen. We need more rigs to be working.

The second part of the macro view is taking some of those same numbers and looking at them at three distinct points in time. July of 2008 goes back to a time frame that was the best in Company history. The working rig count was around 600, they had rigs under construction, the OSV global population was around 2000 boats. They had over 700 OSVs under construction at that time. And the important line on this slide, the OSV-to-rig ratio was under four, and that’s important in that at any point in time, history would tell us when that calculation of global OSV population divided by working rig count is four or less, then the boat business is in really good shape.

Utilization is tight, day rates are very, very good, and that was the case in July of 2008. January of 2011 was kind of the prior trough after the financial crisis. It took a few years and you see that boat-to-rig ratio got up to almost five. What you see now is it’s over six. Now, I would caution you, all of these numbers, every single one of these is per IHS Petrodata. The one number that – I think they would even question the exact reliability of the number is the OSV global population at any of these points in time, but especially now.

The almost 3,400 OSVs include 650, by their own admission, vessels that are older than 25 to 30 years old, and in today’s market, I can assure you, those boats are not working, will not work, and probably will never work again and, in our opinion, should, at least, be taken out of this calculation. I do that in the parentheses, if you can see it. It still gets us to just below five boats per rig. Still not a very good market, again. So, a couple of points on this, again, the 555 working rigs is down 165. We need that to turn around and head back up again. In due time, that will happen.

205 rigs under construction; how many will be delivered? How many will be incremental? Don’t know the answer to that, but a valid question. Again, the boat count includes 650 old boats. The 370 OSVs under construction, how many of these will be delivered? Over half of these, right over 200 of those, are being built in China. And we make that reference only because many of the boats being built in China are being built speculatively by shipyards that in some cases the shipyards themselves, in order to keep labor busy, have built boats. We also are seeing, I got a report from a broker this morning that confirmed one shipyard in China that has closed its door. They had under construction three anchor handlers and who knows what’ll happen. Nowhere near this 370 vessels under construction will ever be delivered, in our opinion. It’s hard to put a number on it, but we feel pretty certain that many of these will not be delivered and are in varying stages of construction right now.

Here’s Tidewater’s fleet from the standpoint of years built so it confirms the fact that you see virtually everything has been built after the year 2000. If you summarize it, we have 211 new vessels. New for us is year 2000 and later with a about a 7.5 year average age and 11 traditional vessels left that have an average age of 25 years. Only two of those OSVs the other nine are crew boats and offshore tugs that tend to live a little longer life in a pretty minor part of our business.

So here’s the geographic diversity. What you see is boots on the ground, this is where we are with our employees all over the world and so we’ll walk through the four distinct reporting segments that we have very quickly. Sub-Saharan Africa and Europe, most of that is Sub-Saharan Africa we have three or four active boats in the North Sea. So 94 vessels, just under 50% of our fleet is in Sub-Saharan Africa, and vessel operating profit of about $3.2 million this past September quarter.

The America’s second,65 vessels. Don’t jump to the conclusion that that’s Gulf of Mexico because it’s primarily not. We have 10 to 12 boats operating in the Gulf. Most of those vessels are in Mexico or Brazil, a little sprinkling in Trinidad, where you see the boots there. The next largest area is MENA, Middle East, North Africa. The 42 vessels there is – and I’ve shown this map for years and years and years. That number just continues – it’s stabilized now, but it has really grown over the last three, four years.

Of all the areas of operations, I would suggest that MENA is probably the most stable of our regions, just from an activity level or rig count standpoint, and so 19% of our vessel count, $7.5 million of vessel operating profit.

And our smallest region is Asia-Pac. They unfortunately suffer from where most of the boats are being built. So as boats do get built and get delivered, if they don’t anything to do, they tend to – they’re built in the Far East and they linger around this region, and that doesn’t do much good for the business environment there. So that vessel count is actually down, active vessel count from where it has been in the past and, but I think we’ll stabilize in that 20 year or so boat range for us.

Again at September 30, we had 51 vessels, so out of our total of 270 or so vessels, 51 that were stacked as a result of demand. We’re not going to work at below cash cost. That is our mechanism for cutting costs, our primary mechanism for saving and deferring cost.

People also ask quite a bit, for those same regions or for the company in total we are – our stock is trading at about a little over 80% discount on a price to book basis. So, the first question is, well, good God, your assets must be terribly over-valued on your books. So, I put together this slide that will show the three classes of vessels that we kind of group all those hundreds of boats into. The average net book value of each, it differs by region for instance deep water in Sub-Saharan Africa and Europe would be a little higher because the North Sea tonnage is a little more sophisticated, more expensive equipment. But in each of these cases, a $20 million – you see a $16 million average net book value of deepwater vessels in MENA, is not an unreasonable number at all on a fair market value standpoint.

We do impairment reviews each and every quarter now. Specifically on our stacked vessels every quarter because the probability of having an impairment on an asset would be on the stacked vessels as opposed to an active vessel. But we do them on active vessels at least twice a year these days and have very, very minimal impairment charges certainly on the active fleet and relatively minor amounts on the stacked fleet. Don’t know where that will go. There’s been so few transactions for appraisals. We actually get appraisals from third parties that help us determine whether an impairment on our stacked vessels are necessary or not, and appraisers are having a difficult time now because there really hasn’t been many OSV transactions in order to hang their hat on a comparable. But we will continue to assess it and we feel good about our – the book value of our assets as we stand here today.

Staying close to our customers, I’ll just reference this. This pie chart doesn’t change much, hasn’t changed much over the years. We have a nice balance of revenue generation between super majors, NOCs and others around the world. And the point that we especially make on our revenue stream is about 60% of it is tied to drilling support activity; 40%, which would include production activity, construction activity, a little seismic work here and there, things like that, that are not tied directly to a rig drilling, so 40% of our revenue is there. I think drilling activity eventually impacts non-drilling activity, construction work, et cetera. It’s just the time lag from all that, but we feel very good about it. You would recognize all of our major customers and have been for a long time pretty consistent.

Here is our backlog I made reference before. We have nine remaining vessel commitments. We owe $112 million on these nine vessels. They are due out within the next year, so that $112 million is due within the next year, if all delivered timely. Keep in mind that if we do not exercise the options on those other seven vessels, we will get $40 million back. So, depending on how you want to address CapEx, on a gross basis it would be $112 million on a net basis it would be $40 million less than that, so $72 million of remaining net CapEx for the company.

And then, in effect, it goes to zero. Just like the previous presenter, our accounting policy calls for all of our maintenance on our vessels to be expensed as incurred. So when people ask me what our maintenance CapEx budget is, we really don’t have anything other than us modifying a vessel, which happens every once in a while. Maybe upgrading a vessel from DP1 to DP2, something like that. We really have very minimal, minimal capital maintenance CapEx. So after this is over, I would expect us to be very close to zero on a going-forward basis with, in effect, the newest fleet in the industry.

So, here is the CapEx over time, you can see we ran the last five years probably averaging about $500 million a year, and you see what’s happening in this current fiscal year ended March of 2016 and March of 2017. What’s in the orange there adds up to the $112 million that I just referred to.

Here is a quick look at our balance sheet. I gave you all those numbers before. I think what’s important to recognize is this is a company that’s got great liquidity, basically $700 million of ready liquidity with cash on our balance sheet and a totally undrawn $600 million revolver, it still has three and a half years of life left on it.

Debt maturities, as I mentioned before, minimal until you get to 2020 and that’s when it is – our debt is comprised almost solely of the term loan, which is a $300 million term loan with our banks, and a series of three different private placement type debts, which really aren’t traded much. They are held by good insurance companies and at least thus far they, for the most part, hold them to maturity.

We do have two covenants, financial covenants. One is a debt-to-total cap ratio of not greater than 55%. You just saw my number of 37% so we got quite a bit of cushion on that one. Our EBITDA to interest coverage ratio of not less than three times. That’s backwards looking at 12 months, trailing 12-month, calculation. At the end of September that was 5.1 times. Anybody that runs a model on us and knows that, because we’ve told people our EBITDA is being squeezed, could suggest that this is a covenant that we’ll have to deal with probably sometime in the future.

We’ll deal with it when we need to deal with it. I think it’s the wrong thing to do to, quote, deal with it, before you have to, too early and too late. So, our banks, our bondholders know what these are. We keep in constant contact with them, but with our liquidity position, et cetera, we feel like we’re in a good shape. And, again, we will address these covenants if and when we need to. We certainly won’t wait till the last minute and have our backs up against the wall, but, again, don’t want to do it too early.

We have a history – this goes back for 15 years – of returning capital to shareholders. We’re one of the few that’s still paying a good dividend. In fact, a ridiculously high dividend yield. Now it was never our intent to have 10% dividend yield. We’re still paying $1 a share. Is this under pressure? Of course it is. Is there more discussion at our board? Yes. We will be paying this $0.25 quarterly dividend this quarter. Our Board just agreed to that a couple weeks ago. We’ll be paying that in a week or two’s time.

And I tell people in regards to this, our dividend going forward is we will – our board and the management team will continue to assess this. Keep in mind for us the dividends, we have 47 million shares outstanding, so this is $47 million annually. This isn’t a huge number for us. It looks great on a yield basis. It’s $11 million to $12 million a quarter. Hey, it’s $11 million to $12 million, it’s still a pretty good number, but it’s not a massive number for a company our size to undertake, but we’ll continue to evaluate that going forward.

So where does it leave us? Our strategy is no different than my opening slide. We will not take our focus off of safety and compliance. We will continue to stay close and make sure our customers are successful in their efforts. We will continue to monitor the industry and be proactive. We don’t want to wait too long, and we’re on top of the ball. We put up two straight quarters of vessel operating margins of 40%, which is an accomplishment in this marketplace, and it was only done by proactive cost reductions and to maintain and protect our liquidity, keep the balance sheet flexible, will be one of those companies that can be opportunistic. Is it too early for that, probably so.

I think there has to be more level of distress in the general industry and there will be, I think, in 2016 to consider that and will always with the alternative from a capital allocation standpoint of – you can buyback your stock. So if you see us buying a boat or two out there, you can call and ask the question, will this has to be a better deal than buying your stock, at the discount that it is now. And we will return capital to shareholders, we have used share buybacks, we have still $100 million of authorization from our board. We haven’t bought back stock, as a company, since last December’s quarter, not because we don’t believe it is undervalued, we do. But, we do have CapEx commitments and other uncertainties that we are dealing with and like so many are doing, we are being cautious and preserving cash, as best as we can.

So with that, John, J.B., I’ll be glad to try to answer questions.

<<John, Analyst, Cowen and Company, LLC>>

We are actually running a little bit behind schedule, so if you have any questions for Joe, please take them in the back of the room. Thank you.

<<Joseph M. Bennett, Executive Vice President and Chief Investor Relations Officer >>

Great. Thank you very much.

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